CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY [*].

SANDBOX ROYALTIES CORP.

(FORMERLY, ROSEDALE RESOURCES LTD.)

-and-

EQUINOX GOLD CORP.

INVESTOR RIGHTS AGREEMENT

June 28, 2022

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of the 28th day of June, 2022 (the "Effective Date")

BETWEEN:

SANDBOX ROYALTIES CORP. (formerly, Rosedale Resources

Ltd.), a corporation incorporated under the laws of the Province of

British Columbia

(the "Company")

AND:

EQUINOX GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia

(the "Investor")

WHEREAS:

A. The Company and the Investor (each, a "Party" and together the "Parties") have entered into a share purchase agreement dated May 25, 2022, as amended as of the date hereof (the "Purchase Agreement"), pursuant to which the Company has agreed to purchase all of the issued and outstanding securities of 1362033 B.C. Ltd. (the "Purchased Shares") from the Investor;

B. The Purchase Agreement provides that as part of the consideration payable for the Purchased Shares, the Company will issue Shares (as defined below) to the Investor; and

C. As a condition to the completion of the transactions contemplated in the Purchase Agreement, the Company has agreed to grant certain rights to the Investor, and the Investor has agreed to make certain covenants in favour of the Company, each on the terms and subject to the conditions set out in this Agreement;

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, capitalized terms used but not defined in this Agreement shall have the meanings given in the Purchase Agreement and, unless otherwise indicated, the following terms have the following meanings:

"Affiliate" means any Person Controlling, Controlled by, or under common Control with, another Person;

"Applicable Laws" means applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Governmental Entity having the force of law;

"Board" means the board of directors of the Company;

"Board Materials" has the meaning set out in Section 2.3(a);

"Business Day" means any day other than a Saturday, Sunday or any other day in which banks in the Province of British Columbia are authorized or required by Applicable Laws to be closed;

"Change of Control Transaction" means a merger, amalgamation, reorganization, business combination, tender offer, exchange offer, take-over bid, statutory arrangement or similar transaction involving the Company or its securities resulting in a change of Control of the Company or a sale, transfer, lease or other disposition of all or substantially all of its assets, provided that a Change of Control Transaction shall not include any transaction between the Investor and any Affiliate of the Investor;

"Control" means: (a) in respect of a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of such corporation is carried on, whether as a result of ownership of sufficient voting shares of such corporation to entitle that Person or group of Persons to elect a majority of the directors of such corporation or by contract or otherwise, (b) in respect of a partnership, trust, syndicate or other entity, the actual power or authority to manage and direct the affairs of, or ownership of more than 50% of the transferable beneficial interests in, such entity, or (c) any other relationship as, in fact, constitutes actual control of a Person;

"Credible Bid" means any take-over bid (including an amended take-over bid) other than a take- over bid (a) that the Board has determined in good faith, after consultation with its financial and legal advisors, is not reasonably capable of being completed in accordance with its terms, and (b) in respect of which the Company has publicly announced the Board's conclusion no later than seven Business Days following the date on which such take-over bid is commenced or the intention to make such take-over bid (together with the material terms of the bid) is publicly announced and, in the absence of such announcement, such bid shall be deemed to be a Credible Bid, or (c) initiated by the Investor, any Affiliate of the Investor, or any Person acting jointly or in concert with any of the foregoing in any manner contrary to the Investor's covenants and obligations in Section 3.1. In addition, in the event the Company or the Board chooses to recommend or support a bid such bid shall be deemed to be a Credible Bid;

"Dilutive Issuance" has the meaning set out in Section 4.2(a)(i);

"Director" means a member of the Board;

"Director Eligibility Criteria" has the meaning set out in Section 2.1(d);

"Escrow" has the meaning set out in Section 3.2;

"Exchange" means the TSX Venture Exchange, the NEO Exchange, the Toronto Stock Exchange or such other stock exchange(s) and quotation service(s), if any, as the Shares may be listed or quoted on, as applicable, from time to time;

"Exempt Issuance" means any of the following issuances by the Company of Securities: (a) the granting of stock options, deferred share units, restricted share units, bonus shares, or other Securities under any security or share-based compensation arrangement of the Company, (b) an issuance of Securities to all holders of Securities, on a pro rata basis, pursuant to a consolidation, subdivision, share dividend, recapitalization, reclassification, share exchange, rights offering or other similar transaction, or (c) an issuance of Securities pursuant to a regular dividend reinvestment or other plan of the Company made available by the Company to the holders of Securities where such plan permits the holder to direct that the dividends paid in respect of such Securities be applied to the purchase from the Company of further Securities;

"Exercise Notice" has the meaning set out in Section 4.2(c);

"Governmental Entity" means any domestic or foreign: (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) Exchange or securities regulatory authority, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

"Investor Nominee" means the Director who is nominated by the Investor by notice in writing to the Company and elected or appointed from time to time to the Board pursuant to the terms of this Agreement;

"Market Price" on any date, means the greater of the volume weighted average trading price of the Shares for the five trading days immediatelyprior tosuch date on such Exchange as the Shares are then principally traded and the minimum price permitted by such Exchange;

"Nomination Notice" has the meaning set out in Section 2.1(e);

"Notice" has the meaning set out in Section 5.1;

"Observer" has the meaning set out in Section 2.3(a);

"Ownership Percentage" has the meaning set out in Section 1.3(a);

"Participation Right" has the meaning set out in Section 4.1(b);

"Person" means any individual, sole proprietorship, partnership, firm, entity, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

"Securities" means the Shares and/or Subject Securities, as the case may be;

"Shareholder" means a holder of Shares;

"Shares" means common shares in the capital of the Company;

"Standstill Period" means the period of time commencing on the Effective Date and ending on the earlier of: (a) the date which is 12 months following the Effective Date and (b) the date on which the Ownership Percentage ceases to be at least 10%;

"Subject Securities" means any securities of the Company convertible into or exercisable or exchangeable for Shares, including convertible debt securities and rights to purchase equity securities;

"Subsequent Offering" has the meaning set out in Section 4.1(a);

"Subsequent Offering Notice" has the meaning set out in Section 4.1(a);

"Subscription Notice" has the meaning set out in Section 4.1(b);

"Top-up Notice" has the meaning set out in in Section 4.2(b); "Top-up Offering" has the meaning set out in Section 4.2(d); "Top-up Right" has the meaning set out in Section 4.2(a)(i); "Top-up Shares" has the meaning set out in in Section 4.2(a)(i); and "Top-up Threshold" has the meaning set out in Section 4.2(a)(ii).

1.2 Rules of Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a) the terms "Agreement", "this Agreement" and similar expressions refer to this Agreement in its entirety and not to any particular provision of this Agreement;

(b) references to an "Article" or "Section" followed by a number or letter refer to the specified Article or Section of this Agreement;

(c) words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(d) the word "including" is deemed to mean "including without limitation" and all similar variations;

(e) any reference to this Agreement, or to any other contract, document or other instrument, includes, and is a reference to, this Agreement or such other contract, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes any schedules or exhibits;

(f) any reference to a statute refers to such statute, and all rules and regulations made under such statute, as the same may have been amended, re-enacted or replaced;

(g) any time period within which a payment is to be made or any other action is to be taken under this Agreement shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(h) whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3 Ownership Percentage

(a) Subject to Section 1.3(b), for purposes of this Agreement "Ownership Percentage" means, at a particular time, the percentage ownership interest of the Investor and each Affiliate of the Investor, taken as a whole, in the equity capital of the Company, which shall be calculated by dividing (i) the number of Shares held by the Investor by (ii) the total number of Shares issued and outstanding at such time. In the case of both (i) and (ii), the number of Shares used in the calculation will assume the exercise/and or exchange and/or conversion, by the Investor and its Affiliate(s) only, of any Subject Securities held by the Investor and its Affiliate(s) at such time, provided that in all cases such inclusion will be subject to any cap or other restriction on exercise, exchange and/or conversion provided in the agreement, document or other instrument representing such Subject Securities.

(b) In determining the Ownership Percentage, any Shares issued as a result of a Subsequent Offering or a Dilutive Issuance shall be disregarded and the Investor shall be deemed to own the percentage of Shares it would have held at such time if such Subsequent Offering or Dilutive Issuance, as the case may be, had not occurred unless and until the Company has delivered to the Investor, as may be applicable:

(i) a Subsequent Offering Notice in respect of such Subsequent Offering and the Investor fails to provide a Subscription Notice to the Company within the time required in Section 4.1(b), in which case the Shares issued in connection with such Subsequent Offering shall be included in the total number of Shares issued and outstanding for purposes of determining the Ownership Percentage; or,

(ii) a Top-up Notice in respect of such Dilutive Issuance and the Investor fails to provide an Exercise Notice to the Company within the time required in Section 4.2(c), in which case the Shares issued in connection with such Dilutive Issuance shall be included in the total number of Shares issued and outstanding for purposes of determining the Ownership Percentage.

ARTICLE 2

BOARD OF DIRECTORS

2.1 Board Nominee

(a) The Investor shall have the right but not the obligation to designate one Investor Nominee for election to the Board. For greater clarity, the Investor shall no longer be entitled to designate an Investor Nominee after the date on which this Agreement has been terminated in accordance with Section 5.14.

(b) If one has not been already appointed as contemplated under the Purchase Agreement, and the Investor desires to appoint an Investor Nominee on the Effective Date, the Company agrees that, on the Effective Date, the Board shall appoint the Investor Nominee to serve on the Board until the next annual general meeting of Shareholders; provided that the Investor Nominee (i) is identified by the Investor to the Company prior to the Effective Date, (ii) consents in writing to serve as a director, and (iii) meets the Director Eligibility Criteria.

(c) The Company agrees to nominate and recommend for election, at each meeting of Shareholders at which Directors are to be elected, the Investor Nominee designated by the Investor in accordance with Section 2.1(e).

(d) The Investor agrees that the initial Investor Nominee and any replacement Investor Nominee shall be mutually agreeable to the Investor and the Company, acting reasonably, having regard to the skills matrix and requirements of the Board (as determined in good faith by the Board or an authorized committee of the Board and including, for greater certainty, any Applicable Laws or Exchange rules or policies) for Director candidates, and such individual consents in writing to serve as a Director (the "Director Eligibility Criteria").

(e) The Company shall provide the Investor with written Notice (the "Nomination Notice"), promptly, and in any event, not less than 60 days in advance of the date set for the meeting of Shareholders at which Directors are to be elected. The Nomination Notice shall include a request for the identification of any Investor Nominee and the detailed information required to be included in an information circular with respect to the appointment of any Investor Nominee. The Investor shall be required to, not later than 45 days in advance of the date set for a meeting of Shareholders of which the Investor is notified pursuant to this Section 2.1(e), provide the Company with written Notice of the identity and particulars requested in the Nomination Notice. If the Investor does not advise the Company of the identity of the Investor Nominee at least 45 days prior to the date set for the meeting of Shareholders at which Directors are to be elected (for any reason other than failure by the Company to provide the Investor with the Nomination Notice within the period prescribed by this Section 2.1(e)), then the Investor will be deemed to have nominated the incumbent Investor Nominee.

(f) If an incumbent Investor Nominee ceases to serve as a Director, whether due to such Investor Nominee's death, disability, resignation or removal, the Investor shall have the right to nominate a replacement Investor Nominee and the Company shall cause the Board to appoint, as soon as practicable, such replacement Investor Nominee in accordance with this Agreement to fill the vacancy caused by such death, disability, resignation or removal, provided that such Investor Nominee satisfies the Director Eligibility Criteria and the Investor remains eligible to nominate such Investor Nominee pursuant to Section 2.1(a).

(g) If the Investor ceases to have any right to appoint an Investor Nominee pursuant to Section 2.1(a), the Investor shall use commercially reasonable efforts to, unless requested otherwise by the Company, cause the Investor Nominee to forthwith resign from the Board.

2.2 Management to Endorse and Vote

The Company agrees that management of the Company shall, in respect of every meeting of Shareholders at which the election of Directors is to be considered, and at every reconvened meeting following an adjournment or postponement of such meeting, endorse and recommend the Investor Nominee identified in the Company's proxy materials for election to the Board, so long as such Investor Nominee satisfies the Director Eligibility Criteria, and shall vote any Shares in respect of which management is granted a discretionary proxy in favour of the election of such Investor Nominee to the Board at every such meeting.

2.3 Observer

(a) If, at any time or from time to time, the Investor is entitled to nominate an Investor Nominee pursuant to Section 2.1, but has not done so, the Investor shall be entitled to designate one individual (who may change from time to time upon 30 days' written Notice to the Company) as an observer (an "Observer") to attend all meetings of the Board. The Observer shall have the right to receive notice of, and review the same information and materials ("Board Materials") as are provided to Directors for, such meetings and to speak at such meetings, but shall not be entitled to vote. The Company shall deliver to the Observer copies of any resolutions proposed to be adopted by the Board at the same time as such resolutions are circulated to members of the Board or any committee of the Board. Prior to the Observer attending the first meeting of the Board, the Investor shall cause the Observer to sign a customary non-disclosure agreement provided by the Company, provided that any such non-disclosure agreement is reasonable in both form and in substance, and sign an acknowledgement agreeing to be bound by the Company's disclosure and insider trading policies. The Observer shall be reimbursed for all reasonable expenses related to attending all meetings of the Board on a basis that is consistent with the Company's policies for Director reimbursement, as if the Observer were a member of the Board.

(b) Notwithstanding anything to the contrary in this Agreement, the Company may exclude the Observer from access to any Board Materials or from any meeting of the Board or any committee of the Board (or any portion of such meeting) if the Board concludes that: (i) such exclusion is necessary to preserve the solicitor-client or litigation privilege between the Company and/or its Affiliates and their respective counsel (provided that any such exclusion shall only apply to such portion of such Board Materials or meeting which would be required to preserve such privilege); (ii) such Board Materials or discussion relates to the Company's or its Affiliates' relationship, contractual or otherwise, with the Investor or its Affiliates or any actual or potential transactions between or involving the Company or its Affiliates and the Investor or its Affiliates; (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its Affiliates is a party or otherwise bound; or (iv) such exclusion is necessary to comply with Applicable Laws.

2.4 Rights and Privileges of Investor Nominee

(a) The Investor Nominee shall be entitled to the benefit of any directors' liability insurance or indemnity to which other Directors are entitled.

(b) The Investor Nominee shall be reimbursed for all reasonable expenses related to their service on the Board on a basis that is consistent with the Company's policies for Director reimbursement. The Investor Nominee shall be entitled to compensation consistent with the compensation received by other non-employee independent members of the Board, including any fees and equity awards.

ARTICLE 3

STANDSTILL AND ESCROW

3.1 Standstill

(a) The Investor covenants and agrees that, during the Standstill Period, it shall not, and it shall cause its Affiliates not to, in any manner, directly or indirectly, or in concert with any other Person:

(i) propose or seek to effect any Change of Control Transaction, including by entering into a support agreement or lock-up agreement in respect of such a transaction, provided that for greater certainty, the Investor and its Affiliates shall be permitted to tender to, vote in favour of, and/or enter into a support agreement or lock-up agreement in respect of a Change of Control Transaction supported by a majority of the Board;

(ii) solicit proxies from Shareholders or form, join, support or participate in a group to solicit proxies from Shareholders with a view to replacing the members of the Board;

(iii) purchase, offer or agree to purchase or negotiate to purchase any Securities or assets of the Company, other than as contemplated in the Purchase Agreement or any Closing Document (as defined in the Purchase Agreement), without the advance written authorization of the Board;

(iv) advise or encourage any Person proposing any of the foregoing (including forming a "group" with any such Person); or

(v) make any public announcement or take any action in furtherance of the foregoing.

(b) Notwithstanding Section 3.1(a), the Investor and its Affiliates shall not be restricted from:

(i) acquiring Securities with the prior written consent of the Company;

(ii) making a confidential proposal to the Board regarding any of the transactions or activities contemplated in Section 3.1(a), entering into discussions or negotiations with the Board or the Company with respect to the terms of any such proposal, and entering into any agreement with the Company providing for the consummation of such proposal; provided that the Investor shall not make any public disclosure of the making of or terms of such proposal except with the prior written consent of the Company, such consent not to be unreasonably withheld;

(iii) acquiring Securities upon exercise, exchange or conversion of any Subject Securities in accordance with their respective terms;

(iv) exercising any rights of the Investor under the Purchase Agreement or the Closing Documents;

(v) acquiring Securities in accordance with the terms of the Participation Rights set forth in Section 4.1;

(vi) acquiring Securities in accordance with the terms of the Top-Up Rights set forth in Section 4.2;

(vii) participating in rights offerings conducted by the Company;

(viii) receiving stock dividends or similar distributions made by the Company;

(ix) provided that the Investor has not breached Section 3.1(a), tendering Shares to a formal take-over bid for the Shares or any similar transaction by an arm's length third party; or

(x) disposing of Shares by operation of a statutory amalgamation, merger, arrangement, business combination or other statutory procedure involving the Company or the Shares.

(c) Section 3.1(a) shall cease to be of any force or effect: (i) as of the public announcement or public disclosure of (A) the commencement of a Credible Bid, or an intention to undertake a Credible Bid, for voting or equity securities of the Company or any of its Affiliates; (B) any agreement, arrangement or understanding in respect of a merger, amalgamation, arrangement, asset purchase or other business combination transaction involving the Company or any of its Affiliates, or an intention to make an offer to the Company or any of its Affiliates to undertake such a transaction, which would, if completed, result in (I) any class of outstanding voting securities of the Company being converted into cash or securities of another person resulting in shareholders (excluding, for the avoidance of doubt, any shareholder who is acquiring voting securities of the Company as part of the transaction) holding less than 50% of the voting securities of the resulting or surviving entity, or (II) all or substantially all of the Company's assets being sold to any person or group (other than the Investor); (C) the commencement of any proceeding by or against the Company in connection with the dissolution, liquidation, winding up, bankruptcy or similar reorganization of the Company; (D) the appointment of a trustee, receiver, manager or other administrator of the Company or any of its material properties or assets; or (E) the Company seeking protection under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or similar legislation; or (ii) if the Company is in material default of this Agreement and such default continues for a period of 30 days after the Company receives written Notice of such default from the Investor.

3.2 Escrow Requirements

The Investor agrees to comply with and be bound by any escrow requirements ("Escrow") imposed by any Exchange in connection with the closing of the Go Public Transaction (as defined in the Purchase Agreement).

ARTICLE 4

PARTICIPATION RIGHTS

4.1 Participation Right

(a) If the Company issues any Securities other than pursuant to an Exempt Issuance (any such issuance, a "Subsequent Offering"), then the Company shall promptly, and, in any event no later than one Business Day following the public announcement of such Subsequent Offering (and if the Subsequent Offering is not announced, no later than ten days prior to the closing date for the issuance of the securities in the Subsequent Offering), provide a written Notice (the "Subsequent Offering Notice") to the Investor setting out: (i) the number of Securities issued or contemplated to be issued in connection with the Subsequent Offering (and the maximum number of additional Securities that may be issuable upon the exercise of any other participation rights or pre-emptive right provided to any third party) and the total number of Securities issued and outstanding as of the close of business on the Business Day immediately preceding the Subsequent Offering Notice; (ii) the material terms and conditions of any Securities issued or contemplated to be issued in connection with the Subsequent Offering, including any term sheets or offer sheets, if any; (iii) the subscription price per Security issued or to be issued in connection with the Subsequent Offering; and (iv) the proposed closing date for the issuance of Securities to the Investor, assuming the Investor exercises its Participation Rights, which closing date shall be the later of (A) ten days following the date ofthe Subsequent Offering Notice, (B) the closing date set for the Subsequent Offering, (C) if Shareholder approval is required under Applicable Laws for the Company to complete the issuance of Securities to the Investor pursuant to its exercise of its Participation Rights, the Business Day following receipt of such Shareholder approval, or (D) such other date as the Company and the Investor may agree.

(b) Subject to the receipt by the Company of all required regulatory approvals and compliance with Applicable Laws, the Investor shall have the right (the "Participation Right"), upon providing notice ("Subscription Notice") to the Company within ten Business Days, or three Business Days in the case of a bought deal, following receipt of the Subsequent Offering Notice that it intends to exercise its Participation Right, in whole or in part, to subscribe for and to be issued, on the same terms and conditions of such Subsequent Offering:

(i) in the case of a Subsequent Offering of Shares, up to such number of Shares that will allow the Investor to maintain the Ownership Percentage held immediately prior to the completion of the Subsequent Offering (factoring in the exercise of any other participation rights or pre-emptive rights provided to any third parties); and

(ii) in the case of a Subsequent Offering of Subject Securities, up to such number of Subject Securities that will (assuming the conversion, redemption, exercise or exchange of all Subject Securities issuable in connection with the Subsequent Offering and of all Subject Securities issuable pursuant to the Participation Right) allow the Investor to maintain the Ownership Percentage held immediately prior to the completion of the Subsequent Offering (factoring in the exercise of any other participation rights or pre-emptive rights provided to any third parties).

In the Subscription Notice, the Investor shall specify the number of Shares and Subject Securities beneficially owned, directly or indirectly, by it and its Affiliates as at the date of the Subsequent Offering Notice, and the number of Securities for which the Investor is subscribing. In the case of a Subsequent Offering that is qualified by a prospectus, the Company will use commercially reasonable efforts to qualify the Securities subscribed for by the Investor pursuant to such prospectus, failing which the Securities subscribed for by the Investor will be issued on a private placement basis concurrently with the closing of the Subsequent Offering, subject to receipt of any required Shareholder approval and Exchange or other regulatory approvals. The Company will use its commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations) all necessary Exchange approvals for the listing of all Shares (including Shares underlying Subject Securities) to be issued to the Investor pursuant to this Article 4.

(c) If the Investor exercises the Participation Rights and the Company is required, under the rules and policies of any Exchange or applicable securities laws, to seek Shareholder approval for the issuance of Securities to the Investor pursuant to this Section 4.1, the Company shall use commercially reasonable efforts to, at its expense, duly call and hold a meeting of its Shareholders to consider (and the Company shall recommend that Shareholders vote in favour of)the issuance of the Securities to the Investor within 75 days after the date that the Investor is advised by the Exchange that it will require such Shareholder approval. The Investor may close any such issuance of Securities prior to obtaining Shareholder approval; provided that, during the period between the closing of any such Subsequent Offering and the date of the Shareholder meeting to consider the issuance of the Securities to the Investor, the Ownership Percentage shall be deemed to be the Ownership Percentage immediately prior to the closing of the Subsequent Offering.

(d) For greater clarity, in the event the Company grants any other participation right(s) or pre-emptive right(s) to any third party or parties, the Company shall ensure such right(s) is or are subject to the Participation Right of the Investor provided by this Article 5, and the Company shall ensure additional Securities are offered for issuance to the Investor so as to allow the Investor to maintain its Ownership Percentage (factoring in the exercise of any such other participation right(s) or pre-emptive right(s) provided to any third party or parties).

4.2 Top-Up Rights

(a) Without limiting Section 4.1, at any time and from time to time after the Effective Date, the Company agrees that:

(i) the Investor (directly or through an Affiliate) shall have the right (the "Top-up Right") to subscribe for and to be issued in connection with the issuance of Shares pursuant to: (A) any security-based compensation arrangements of the Company; and (B) the conversion, exercise or exchange of Subject Securities issued prior to or after the date of this Agreement (any, a "Dilutive Issuance") and (c) any other issuance of Shares where the Participation Right did not apply, up to such number of Shares that will allow the Investor to maintain or acquire up to the Ownership Percentage that is the same as the Ownership Percentage that the Investor would have had but for the Dilutive Issuance referenced in the Top-Up Notice (the "Top- up Shares"); and

(ii) the Top-up Right shall be exercisable from time to time following Dilutive Issuances that result in the reduction of the Ownership Percentage by an aggregate of 1.0% or more (the "Top-up Threshold"). The Top-up Threshold shall be calculated by aggregating all Dilutive Issuances that occurred in each case from the later of: (i) the date of this Agreement; (ii) the date of the last Top-up Notice; and (iii) the date of completion of the last Top-up Offering.

(b) Subject to Section 4.2(e), within five Business Days of the end of each six month period ending March 31 and September 30 during which one or more Dilutive Issuances occurred resulting in the Top-up Threshold being achieved, the Company shall deliver a written Notice (a "Top-up Notice") to the Investor containing the number of Subject Securities converted, exercised or exchanged into Shares, and the total number of issued and outstanding Shares following such Dilutive Issuances and any other conversions, exercises and exchanges of Subject Securities, in each case from the later of (A) the date of this Agreement, (B) the date of the last Top-up Notice, and (C) the date of completion of the last Top-up Offering.

(c) If the Investor wishes to exercise the Top-up Right, the Investor shall give written Notice to the Company (the "Exercise Notice") of its intention to exercise such right and of the number of Top-up Shares the Investor wishes to subscribe for and purchase pursuant to the Top-up Right. The Investor shall deliver an Exercise Notice to subscribe to the Top-up Offering or issuance of Top-up Shares, within 15 Business Days after the date of receipt of a Top-up Notice, failing which the Investor will not be entitled to exercise the Top-up Right in respect of such issuance of Top-up Shares.

(d) If the Investor delivers an Exercise Notice in accordance with Section 4.2(c), the Company shall in accordance with the provisions of this Section 4.2, promptly, and in any event within 30 days of the date on which the relevant Exercise Notice was delivered (or such later date as may be reasonably necessary to obtain any necessary Shareholder approval), complete an offering to the Investor of the number of Top-up Shares the Investor wishes to subscribe for pursuant to the Top-up Right, as specified in the Exercise Notice, at an offering price per Top-up Share equal to the Market Price on the date the Top-up Notice was delivered to the Investor (each, a "Top-up Offering"). For greater certainty, each Top- up Offering will be an offering of Shares.

(e) Notwithstanding any other provision of this Article 4 to the contrary, if a Top-up Threshold is achieved, or is determined by the Company, acting reasonably, to be likely to occur prior to the date on which a record date for any meeting of Shareholders is to be set, the Company shall deliver a Top-up Notice to the Investor at least 20 Business Days prior to such record date or such shorter period prior to such record date as may be agreed in writing between the Investor and the Company upon confirmation by the Company that it has all necessary authorizations and approvals to complete the Top-up Offering within such shortened period. If the Investor delivers an Exercise Notice in accordance with Section 4.2(c) or during such shortened notice period as may have been agreed between the Company and the Investor pursuant to this Section 4.2(e) in response to a Top-up Notice delivered pursuant to Section 4.2(b),the Company shall in accordance with the provisions of this Section 4.2(e), promptly, and in any event prior to declaring the record date for such Shareholder meeting, complete a Top-up Offering to the Investor.

ARTICLE 5

GENERAL

5.1 Notices

All notices, demands or other communications (in any case, a "Notice") to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or by email addressed to the recipient. Each Notice shall be delivered, mailed or sent electronically to the Parties at the respective addresses or email addresses indicated below:

If to the Company:

Sandbox Royalties Corp.

1400 - 400 Burrard Street

Vancouver, BC V6C 3A6

Attention:     [Redacted - Personal Information.]

Email:          [Redacted - Personal Information.]

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

3400 - 100 King Street

West Toronto, Ontario M5X 1A4

Attention:     [Redacted - Personal Information.]

Email:          [Redacted - Personal Information.]

If to the Investor:

Equinox Gold Corp.

700 West Pender Street

Vancouver, BC V6C 1G8

Attention:     [Redacted - Personal Information.]

Email:          [Redacted - Personal Information.]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

2600 - 595 Burrard Street

Vancouver, BC V7X 1L3

Attention:     [Redacted - Personal Information.]

Email:         [Redacted - Personal Information.]

Any such Notice so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the Notice is delivered, emailed or sent before 5:00 p.m. (Vancouver time) on such day. Otherwise, such Notice shall be deemed to have been given and made and to have been received on the next following Business Day. Any such Notice sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such Notice shall be mailed during any actual or apprehended disruption of postal services. Any such Notice given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

5.2 Further Assurances

Each Party shall act in good faith in performing its obligations and exercising its rights under this Agreement, and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement, and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

5.3 Ownership of Shares

The Investor shall promptly notify the Company in writing if the Ownership Percentage ceases to be at least 10.0%.

5.4 Assignment

This Agreement is not assignable by any Party except: (a) with the prior written consent of the other Party, or (b) with respect to any assignment by the Investor to any Affiliate of the Investor, in which case no written consent of the Company shall be required, provided that the Investor gives prompt written Notice of such assignment to the Company and such Affiliate agrees to be bound by the terms of this Agreement and executes a written joinder to this Agreement.

5.5 Injunctive Relief

Each Party agrees that any breach of the terms of this Agreement may result in immediate and irreparable injury and damage to the other Party for which the other Party could not be adequately compensated by damages. Each Party therefore agrees that, in the event of any such breach or any anticipated or threatened breach, the other Party shall be entitled to equitable relief by way of temporary or permanent injunction, without having to prove damages or post any bond, in addition to any other remedies (including damages) to which such Party may be entitled at law or in equity.

5.6 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter of this Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement.

5.7 Time of Essence

Time shall be of the essence of this Agreement.

5.8 Governing Law

This Agreement is governed by and shall be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

5.9 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

5.10 Waiver

No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision after such waiver, or any other provision of this Agreement at any time.

5.11 Amendments

This Agreement may be amended or supplemented only by a written agreement signed by each of the Parties.

5.12 Most Favoured Nation

If the Company desires to enter into an agreement with more favourable terms than this Agreement with any other securityholder of the Company, then (a) the Company shall promptly provide prior written Notice thereof to the Investor and (b) the Company shall not grant more favourable terms to other securityholders of the Company than are provided in this Agreement and the Investor shall get the benefit of the most favourable terms until such time as the Company enters into an amended agreement with the Investor providing such more favourable terms to the Investor.

5.13 Binding Effect

This Agreement shall be binding upon the Parties, their heirs and legal personal representatives, and their respective permitted successors and permitted assigns.

5.14 Termination

This Agreement shall automatically terminate with no further action required of the Parties, and be of no further force and effect, on the date on which the Ownership Percentage ceases to be at least 10% for a continuous period of at least 30 days (other than in cases where the Ownership Percentage falls below 10% due to the failure of the Company to obtain any required Shareholder, Exchange or other approval or authorization for any issuance of Securities to the Investor pursuant to its rights under Article 4 of this Agreement).

5.15 Counterparts

This Agreement may be executed by the Parties in any number of counterparts, each of which is deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page by email or other electronic means (including via DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

SANDBOX ROYALTIES CORP.

by (signed)
 Name:
 Title:

EQUINOX GOLD CORP.

by (signed)

 Name:

 Title:

by (signed)

 Name:

 Title:

[Investor Rights Agreement with Equinox]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

SANDBOX ROYALTIES CORP.

by (signed)

 Name:

 Title:

EQUINOX GOLD CORP.

by (signed)
 Name:
 Title:

by (signed)
 Name:
 Title:

[Investor Rights Agreement with Equinox]